THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CIRQUE ENERGY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CIRQUE ENERGY, INC.

WARRANT #1 TO PURCHASE SHARES OF COMMON STOCK

1.           Issuance. In consideration of good and valuable consideration as set forth in the Purchase Agreement (defined below), including without limitation the Purchase Price (as defined in the Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged by Cirque Energy, Inc., a Florida corporation (the “Company”); Typenex Co-Investment, LLC, an Illinois limited liability company, its successors and/or registered assigns (the “Holder”), is hereby granted the right to purchase at any time on or after the date that is six (6) months following the Issue Date (as defined below) (the “Initial Exercise Date”) until the date which is the last calendar day of the month in which the fifth anniversary of the Issue Date occurs (the “Expiration Date”), 1,500,000 fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). This Warrant #1 to Purchase Shares of Common Stock (this “Warrant”) is being issued pursuant to the terms of that certain Securities Purchase Agreement dated February 13, 2014, to which the Company and the Holder are parties (as the same may be amended from time to time, the “Purchase Agreement”).

Unless otherwise indicated herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This Warrant was originally issued to the Holder on February 13, 2014 (the “Issue Date”).

2.           Exercise of Warrant.

2.1.           General. This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Initial Exercise Date and ending on the Expiration Date. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by email or facsimile transmission) a completed and duly executed Notice of Exercise substantially in the form attached to this Warrant as Exhibit A (the “Notice of Exercise”). The date such Notice of Exercise is either faxed, emailed or delivered to the Company shall be the “Exercise Date,” provided that, if such exercise represents the full exercise of the outstanding balance of the Warrant, the Holder shall tender this Warrant to the Company within five (5) Trading Days thereafter, but only if the Warrant Shares to be delivered pursuant to the Notice of Exercise have been delivered to the Holder as of such date. The Notice of Exercise shall be executed by the Holder and shall indicate the number of Delivery Shares (as defined below) to be issued pursuant to such exercise.

For purposes of this Warrant, the term “Trading Day” means any day during which the principal market on which the Common Stock is traded (the “Principal Market”) shall be open for business.

For the purposes of this Warrant, the following terms shall have the following meanings:

“Closing Price” shall mean the 4:00 P.M. last sale price of the Common Stock on the Principal Market on the relevant Trading Day(s), as reported by Bloomberg LP (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Company) (“Bloomberg”) for the relevant date.

“Delivery Shares” means those shares of Common Stock issuable and deliverable upon the exercise of this Warrant.

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“Exercise Price” shall mean $0.05 per share of Common Stock, as the same may be adjusted from time to time pursuant to the terms and conditions of this Warrant.

“Note” shall mean that certain Convertible Promissory Note issued by the Company to the Holder pursuant to the Purchase Agreement, as the same may be amended from time to time, and including any promissory note(s) that replace or are exchanged for such referenced promissory note.

“Transaction Documents” or “Transaction Document” shall have the meaning set forth in the Purchase Agreement.

“VWAP” shall mean the volume-weighted average price of the Common Stock on the Principal Market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

(a)           The Exercise Price per share of Common Stock for the Delivery Shares shall be payable, at the election of the Holder, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by the Company at the request of the Holder.

(b)           Upon the appropriate payment to the Company, if any, of the Exercise Price for the Delivery Shares, the Company shall promptly, but in no case later than the date that is three (3) Trading Days following the date the Exercise Price is paid to the Company, deliver or cause the Company’s Transfer Agent to deliver the applicable Delivery Shares electronically via the Deposit/Withdrawal at Custodian (“DWAC”) system to the account designated by the Holder on the Notice of Exercise. If for any reason the Company is not able to so deliver the Delivery Shares via the DWAC system, notwithstanding its best efforts to do so, such shall constitute a breach of this Warrant (and thus an Event of Default under the Note), and the Company shall instead, on or before the applicable date set forth above in this subsection, issue and deliver to the Holder or its broker (as designated in the Notice of Exercise), via reputable overnight courier, a certificate, registered in the name of the Holder or its designee, representing the applicable number of Delivery Shares. For the avoidance of doubt, the Company has not met its obligation to deliver Delivery Shares within the required timeframe set forth above unless Holder or its broker, as applicable, has actually received the Delivery Shares (whether electronically or in certificated form) no later than the close of business on the latest possible delivery date pursuant to the terms set forth above.

(c)           If Delivery Shares are delivered later than as required under subsection (d) immediately above, the Company agrees to pay, in addition to all other remedies available to the Holder in the Transaction Documents, a late charge equal to the greater of (i) $2,000.00 and (ii) 2% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (2) the Closing Sale Price (as defined in the Note) of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating this Warrant, per Trading Day until such Delivery Shares are delivered. The Company shall pay any late charges incurred under this subsection in immediately available funds upon demand; provided, however, that, at the option of the Holder (without notice to the Company), such amount owed may be added to the principal amount of the Note. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Delivery Shares as required under subsection (d) immediately above, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the late charge described above shall be payable through the date notice of revocation or rescission is given to the Company.

(d)           The Holder shall be deemed to be the holder of the Delivery Shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

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2.2.           Ownership Limitation. Notwithstanding anything to the contrary contained in this Warrant or the other Transaction Documents, if at any time the Holder shall or would be issued shares of Common Stock under any of the Transaction Documents, but such issuance would cause the Holder (together with its Affiliates) to own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), the Company must not issue to the Holder shares of the Common Stock which would exceed the Maximum Percentage. The shares of Common Stock issuable to the Holder that would cause the Maximum Percentage to be exceeded are referred to herein as the "Ownership Limitation Shares". The Company will reserve the Ownership Limitation Shares for the exclusive benefit of the Holder. From time to time, the Holder may notify the Company in writing of the number of the Ownership Limitation Shares that may be issued to the Holder without causing the Holder to exceed the Maximum Percentage. Upon receipt of such notice, the Company shall be unconditionally obligated to immediately issue such designated shares to the Holder, with a corresponding reduction in the number of the Ownership Limitation Shares. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization of the Common Stock is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such change to “9.99%” shall be permanent. For purposes of this Agreement, the term “Market Capitalization of the Common Stock” shall mean the product equal to (A) the average VWAP (as defined in the Note) of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (B) the aggregate number of outstanding shares of Common Stock as reported on the Company’s most recently filed Form 10-Q or Form 10-K. By written notice to the Company, the Holder may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all Affiliates and assigns of the Holder.

3.           Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver to the Holder a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

4.           Rights of the Holder. The Holder shall not, by virtue of this Warrant alone, be entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Holder with respect to or arising under this Warrant are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

5.           Protection Against Dilution and Other Adjustments.

5.1.           Capital Adjustments. If the Company shall at any time prior to the expiration of this Warrant subdivide the Common Stock, by split-up or stock split, or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be automatically increased proportionately in the case of a subdivision, split or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, Conversion Price, and other applicable amounts, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5.1 shall become effective automatically at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

5.2.           Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 5.1 above), then the Company shall make appropriate provision so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Warrant Share payable hereunder, provided the aggregate purchase price shall remain the same.

5.3.           [Reserved].

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5.4.           Notice of Adjustment. Without limiting any other provision contained herein, when any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, pursuant to the terms hereof, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

5.5.           [Reserved].

6.           Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of this Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder and any Warrant Agent (as defined below) appointed pursuant to Section 8 hereof. Nothing in this Section 6 shall be deemed to limit any other provision contained herein.

7.           Transfer to Comply with the Securities Act. This Warrant, and the Warrant Shares, have not been registered under the 1933 Act. None of the Warrant Shares may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the 1933 Act relating to such security or (b) an opinion of counsel reasonably satisfactory to the Company that registration is not required under the 1933 Act; provided, however, that the foregoing restrictions on transfer shall not apply to the transfer of any security to an affiliate of the Holder. Until such time as registration has occurred under the 1933 Act, each certificate for this Warrant and any Warrant Shares shall contain a legend, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section 7. Any such transfer shall be accompanied by a transferor assignment substantially in the form attached to this Warrant as Exhibit B (the “Transferor Assignment”), executed by the transferor and the transferee and submitted to the Company. Upon receipt of the duly executed Transferor Assignment, the Company shall register the transferee thereon as the new Holder on the books and records of the Company and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of the Holder.

8.           Warrant Agent. The Company may, by written notice to the Holder, appoint an agent (a “Warrant Agent”) for the purpose of issuing shares of Common Stock on the exercise of this Warrant pursuant hereto, exchanging this Warrant pursuant hereto, and replacing this Warrant pursuant hereto, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

9.           Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the Holder as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10.           Notices. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by reference.

11.           Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant, together with the Purchase Agreement and all the other Transaction Documents, taken together, contain the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings with respect to the subject matter hereof and thereof other than as expressly contained herein and therein.

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12.           Governing Law. This Warrant shall be governed by and interpreted in accordance with the laws of the State of Illinois, without giving effect to the principles thereof regarding the conflict of laws. The Company and, by accepting this Warrant, the Holder, each irrevocably (a) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Cook County, Illinois in connection with any dispute or proceeding arising out of or relating to this Warrant, (b) agrees that all claims in respect of any such dispute or proceeding may only be heard and determined in any such court, (c) expressly submits to the venue of any such court for the purposes hereof, and (d) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. The Company and, by accepting this Warrant, the Holder, each hereby irrevocably consents to the service of process of any of the aforementioned courts in any such proceeding by the mailing of copies thereof by reputable overnight courier (e.g., FedEx) or certified mail, postage prepaid, to such party’s address as provided for herein, such service to become effective ten (10) calendar days after such mailing. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.           Remedies. The remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and, without limiting any other remedies available to the Holder in the Transaction Documents, at law or equity, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14.           Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures delivered via facsimile or email shall be considered original signatures for all purposes hereof.

15.           Attorneys’ Fees. In the event of any litigation or dispute arising from this Warrant, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by said prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses.  Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

16.           Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

17.           Time of the Essence. Time is expressly made of the essence of each and every provision of this Warrant.

18.           Descriptive Headings. Descriptive headings of the sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by an officer thereunto duly authorized as of the Issue Date.

COMPANY:

Cirque Energy, Inc.

By:
Printed Name:
Title: